NEWS RELEASE
CONTACT:	1775 Eye Street, N.W., Suite 1000
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	www.washreit.com

September 16, 2015

WASHINGTON REIT ENTERS INTO $150 MILLION UNSECURED TERM LOAN

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, has entered into a $150 million unsecured term loan by exercising a portion of the accordion feature under its existing unsecured credit facility. The term loan has a five and a half year maturity and an interest rate of LIBOR plus 110 basis points, based on the company’s current unsecured debt ratings. Washington REIT has entered into interest rate swap arrangements to swap the floating interest rate under the term loan to an all-in fixed interest rate of 2.72% starting on October 15, 2015 and extending until the maturity of the term loan on March 15, 2021. Proceeds from the term loan were used to repay amounts outstanding on the unsecured credit facility. There is no premium or penalty associated with full or partial prepayment of the term loan.

“Along with members of our bank group, we have successfully executed our term loan and arranged to swap the floating interest rate to a fixed rate. The loan presents an attractive source of capital that fits well on our debt maturity ladder. In addition, the terms and size of the loan provide us with greater flexibility to accelerate legacy asset sales,” said Stephen E. Riffee, Executive Vice President and Chief Financial Officer of Washington REIT.

Wells Fargo Securities, LLC and Capital One, National Association served as joint lead arrangers and joint bookrunners. Wells Fargo Bank, National Association served as administrative agent and Capital One, National Association as syndication agent. U.S. Bank National Association and SunTrust Bank served as the documentation agents. Other lenders included Key Bank National Association, The Bank of New York Mellon, and Branch Banking and Trust Company.

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 56 properties totaling approximately 7 million square feet of commercial space and 3,537 residential units, and land held for development. These 56 properties consist of 25 office properties, 17 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2014 Form 10-K and subsequent quarterly reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.